Exhibit 21.1

Subsidiaries of BCAC Holdings

BCAC Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of BCAC Holdings

BCAC Company Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of BCAC Holdings